AMENDMENT #1 TO
EMPLOYMENT AGREEMENT

This Amendment (this “Amendment”) is made and entered into effective as of December 31, 2018 (“Effective Date”), by and between Rajat Rai (“Rai”), and Akorn, Inc., a Louisiana corporation (the "Company"). Rai and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Rai and the Company entered into that certain Employment Agreement dated April 11, 2014 (the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement pursuant to the terms, covenants and conditions set forth in this Amendment.

NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter expressed, the Parties agree as follows:

1.
Defined Terms. All capitalized terms used in this Amendment shall have the same meanings given such terms in the Agreement, unless otherwise defined in this Amendment, and all terms defined in this Amendment and not defined in the Agreement are hereby incorporated into the Agreement for all pertinent purposes, unless otherwise stated.

2.	Amendment of Agreement. The Agreement is hereby amended as follows:

A.	In Section 4.1(b)(iii), the phrase “until the first (1st) anniversary” is deleted and replaced with “until the second (2nd) anniversary”.

B.	The title for Section 5.1 and the first paragraph of Section 5.1 are deleted and replaced in their entirety with the following:

“CHANGE IN CONTROL.

“5.1. Termination Benefits. If the Company enters into a definitive agreement on or before December 31, 2019 that would result in a Change in Control and such Change in Control occurs on or before December 31, 2020, Executive Officer shall be entitled to the following compensation and benefits: “

C.	Section 5.1(a) is deleted and replaced in its entirety with the following:

“(a) not applicable”

D.	Section 5.1(b)(ii) is deleted and replaced in its entirety with the following:

“(ii) the Company shall pay Executive Officer as part of his severance pay, in addition to (and not in lieu of) any other compensation for periods subsequent to the Termination Date, an amount in cash equal to two (2) times the sum of (A) the amount the Executive Officer’s annual base salary in effect immediately prior to the Termination Date (December 31, 2018), and (B) the amount equal to the Executive Officer’s total eligible bonus under the Company’s annual bonus incentive plan for 2018;”

E.	Section 5.1(b)(iii) is deleted and replaced in its entirety with the following

“(iii) until the second (2nd) anniversary of the Change in Control, Executive Officer shall have such rights with respect to benefits provided by the Company, including without limitation life insurance, disability, medical, dental and hospitalization benefits as were provided to Executive Officer as of immediately prior to the Termination Date; and”

3.	Miscellaneous.

A.
Rai and the Company each represent and warrant to the other that the person signing this Amendment on its respective behalf has the requisite authority and power to do so, and to thereby bind the Party on whose behalf such person is signing.

B.	This Amendment may be executed in a number of identical counterparts which, taken together, shall constitute collectively one agreement.

C.
Except as herein expressly modified, all terms, conditions and provisions of the Agreement shall remain in full force and effect. To the extent of any inconsistency between the terms and conditions of the Agreement and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall govern.

[signature page follows]

IN WITNESS WHEREOF, Rai and the Company have caused this Amendment to be executed by their duly authorized representatives.

Agreed to and Accepted:

Akorn, Inc.	Rajat Rai
/s/ Joseph Bonaccorsi Name: Joseph Bonaccorsi Title: General Counsel and Secretary Date: February 5, 2019	/s/ Raj Rai Date: 2/7/2019

[signature page to Amendment #1 to Employment Agreement]